Exhibit 99.1

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
cris.larson@pdl.com	jennifer@cwcomm.org

Nevada State Judge Denies Roche and Genentech’s Motions
to Dismiss PDL BioPharma’s Complaint

INCLINE VILLAGE, NV, July 11, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced a favorable ruling today, specifically that on July 7, 2011, the Second Judicial District Court of Nevada ruled in favor of PDL on two motions to dismiss filed by Genentech and F. Hoffmann LaRoche, Ltd. (Roche) in PDL’s lawsuit related to the 2003 settlement agreement with Genentech.  The court denied Genentech and Roche’s motion to dismiss four of PDL’s five claims for relief and, further, denied Roche’s separate motion to dismiss for lack of personal jurisdiction.  The court dismissed one of PDL’s claims that Genentech committed a bad-faith breach of the covenant of good faith and fair dealing stating that, based on the current state of the pleadings, no “special relationship” had been established between Genentech and PDL, as required under Nevada law.

Background on Litigation with Genentech
In August 2010, PDL received a letter from Genentech, on behalf of Roche and Novartis, asserting that Avastin®, Herceptin®, Lucentis® and Xolair® (the Genentech Products) do not infringe the supplementary protection certificates (SPCs) granted to PDL by various countries in Europe for each of the Genentech Products and seeking a response from PDL to these assertions. PDL believes that the SPCs are enforceable against the Genentech Products, that Genentech’s letter violates the terms of the 2003 settlement agreement and that Genentech owes PDL royalties on sales of the Genentech Products on a worldwide basis.  In August 2010, in connection with the letter described above, PDL filed a complaint in state court in Nevada seeking to enforce PDL’s rights under its 2003 settlement agreement with Genentech and seeking an order from the court declaring that Genentech is obligated to pay royalties to PDL on ex-U.S.-based Manufacturing and Sales of the Genentech Products. The complaint alleges that the communication received from Genentech, which states that it was sent at the behest of Roche and Novartis, damaged PDL and constitutes a breach of Genentech’s obligations under its 2003 settlement agreement with PDL.  In November 2010, Genentech and Roche filed a motion to dismiss PDL’s complaint against them in which PDL seeks to enforce its rights under the 2003 settlement agreement with Genentech.  Genentech and Roche’s motions to dismiss under Nevada Rule of Civil Procedure 12(b)(5) alleged that all of PDL’s claims for relief relating to the 2003 settlement agreement should be dismissed because the 2003 settlement agreement applies only to PDL’s U.S. patents.  In addition, Roche filed a separate motion to dismiss PDL’s complaint under Nevada Rule of Civil Procedure 12(b)(2) on the ground that the Nevada court lacks personal jurisdiction over Roche.

Effect of the Court’s Ruling
The effect of the Court’s ruling is that PDL is permitted to continue to pursue its claims that:
1)	Genentech is obligated to pay royalties to PDL on international sales of the Genentech Products;
2)	Genentech, by challenging, at the behest of Roche and Novartis, whether PDL’s SPCs cover the Genentech Products breached its contractual obligations to PDL under the 2003 settlement agreement;
3)	Genentech breached the implied covenant of good faith and fair dealing with respect to the 2003 settlement agreement; and
4)	Roche intentionally and knowingly interfered with PDL’s contractual relationship with Genentech in conscious disregard of PDL’s rights.

PDL seeks compensatory damages, including liquidated damages and other monetary remedies set forth in the 2003 settlement agreement, punitive damages and attorney’s fees as a result of Genentech and Roche’s conduct.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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